Exhibit 10.5

June 29, 2023

Donna Stevens

[REDACTED]

Dear Ms. Stevens:

This retention and award agreement (this “Agreement”) is entered into by Donna Stevens (the “Executive”) and Shore Bancshares, Inc. (the “Company”) in connection with the transactions contemplated by the Agreement and Plan of Merger by and between the Company and The Community Financial Corporation (“TCFC”), dated as of December 14, 2022 (the “Merger Agreement”), pursuant to which TCFC will be merged with and into the Company in a merger of equals transaction (the “Merger”).

Effectiveness and Definitions

This agreement shall be effective upon the effective time of the Merger (the “Effective Time” and such date, the “Closing Date”). If the Executive’s employment with TCFC or Community Bank of the Chesapeake (the “Bank”) or the Company and its subsidiaries, as applicable, terminates for any reason prior to the Effective Time, or if the Board of Directors of TCFC and the Company determine that the Merger will not become effective, this Agreement will automatically terminate and be of no further force or effect and neither of the parties will have any obligations hereunder. Except as specifically set forth in this Agreement or in another written agreement between the Executive and TCFC, the Bank, or the Company or one of its subsidiaries, no amount paid or due to Executive under this Agreement shall be deemed to be in lieu of other compensation to which Executive is entitled.

Cash Retention Payment

TCFC or the Company shall pay the Executive a retention payment of $45,566, less required tax withholding, in cash as a single lump sum no later than the first regular payroll period following the Closing Date, provided that the Executive remains in continuous employment with TCFC or the Company or one of their subsidiaries until the Closing Date.

Equity Retention Grant

On the Closing Date, the Company will grant Executive a grant of Restricted Stock Units (RSUs) with a value of $45,566 under the Company’s 2016 Stock and Incentive Compensation Plan (the “Plan”), which will vest 50% on each of the first and second anniversaries of the Closing Date if Executive remains employed until such vesting dates; provided, however, if the Executive’s employment is terminated by the Company without Cause prior to the vesting date, the unvested RSUs shall vest and be paid to Executive within 30 days following the Executive’s termination date. The RSUs will be evidenced by a separate award agreement to be provided by the Company and executed by the Executive and the Company, and will be subject to the terms and conditions set forth in such award agreement and the Plan.

For purposes of this Agreement, “Cause” shall mean any of the following reasons: (i) Executive's conviction of a felony or a crime of moral turpitude; (ii) Executive’s willful violation of any final cease and desist or consent order; (iii) a knowing violation by Executive of federal and state banking laws or regulations which is likely to have a material adverse effect on the Company, as determined by the Board of Directors of the Company; (iv) Executive's material breach of any of the Company’s written policies that he or she has failed to cure within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the breach; or (v) the issuance of any order by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company permanently prohibiting the continued service of the Executive with the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, or upon the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company.

Waiver of Good Reason.

In consideration of Executive’s continued employment with the Company and its subsidiaries (the “Company Group”) following the Effective Time, Executive agrees that, notwithstanding anything to the contrary in the definition of Good Reason (or similar or related rights or definitions of “good reason” or “constructive dismissal” or the like) set forth in any agreement or arrangement between Executive and the Company Group (including agreements with TCFC or the Bank assumed in the Merger) including, for the avoidance of doubt, that certain Change in Control Agreement, by and between Executive and the Company, dated as of November 1, 2018 (collectively, the “Existing Agreements”), neither (i) the closing of the Merger, nor (ii) any actual changes to Executive’s role, title, position, status, level, reporting relationship, authority, duties and/or responsibilities in connection with the Merger as clearly communicated to Executive prior to the Effective Time will constitute Good Reason under the Existing Agreements. For the avoidance of doubt, Executive is not waiving Executive’s right to terminate Executive’s employment for Good Reason (or similar or related rights or definitions of “good reason” or “constructive dismissal” or the like) for changes to Executive’s role, title, position, status, level, reporting relationship, authority, duties and/or responsibilities that occur subsequent to the Merger and that were not clearly communicated to Executive prior to the Effective Time.

Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

Amendments

This Agreement may not be altered, modified or amended except by written instrument signed by the parties.

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Section 409A

The parties intend that the benefits and rights provided under this Agreement be exempt from Section 409A as short-term deferrals or comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. If either party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other parties and all parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for Executive). No party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. To the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “separation” or like terms shall have the meaning set forth in Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, and each individual installment in a series of payments, shall be construed as a separate identified payment for purposes of Section 409A.

Miscellaneous

The  invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof, and this Agreement will be construed as if the invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

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If this Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,
Shore Bancshares, Inc.

By:	/s/ Lloyd L. Beatty, Jr.
Duly Authorized Officer

Accepted and Agreed

I hereby agree with and accept the terms and conditions of this Agreement:

/s/ Donna Stevens
Name: Donna Stevens
Date: June 29, 2023

[Signature Page to Retention and Award Agreement]

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